Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IGC Pharma, Inc.

We hereby consent to the incorporation by reference to the Registration Statement No. 333-274853, 333-261861, No. 333-226960, and No. 333-236615 on Form S-8 pertaining to the IGC Pharma, Inc. 2018 Omnibus Incentive Plan and Special Grants, and (ii) Registration Statement No. 333-274802, No. 333-276330, and No. 333-278775 on Form S-3, of our report dated June 27, 2025, with respect to the consolidated financial statements of IGC Pharma Inc. included in this Annual Report (Form 10-K) for the fiscal year ended March 31, 2025.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chennai, India

June 27, 2025